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                                                                      EXHIBIT 99

Contact:   Robert J. Medlock
           Executive Vice President &
             Chief Financial Officer
           (281) 897-7788

                        NCI RESTATES FINANCIAL STATEMENTS
                              --------------------
               COMPANY REVISES OUTLOOK FOR SECOND QUARTER EARNINGS

HOUSTON (APRIL 12, 2001) -- NCI Building Systems, Inc. (NYSE: NCS) today announced that it has determined that the Company's audited financial statements for the fiscal year ended October 31, 2000 as well as the results for the quarter ended January 31, 2001 are required to be restated due to accounting errors that understated certain liabilities related to inventories. The revisions do not involve the loss of cash and will have no effect on the net sales reported for any of these periods. The Company said that it will file amended reports on Form 10-K/A for fiscal 2000 and on Form 10-Q/A for the first quarter of fiscal 2001. NCI indicated that some adjustment may also be required to the financial statements for the third and fourth quarters of fiscal 1999.

         NCI has identified that the Company's management information system, which was installed in May 1999, routinely processed some accounting entries incorrectly. The cumulative impact of these errors, which was masked by certain improper manual accounting entries, did not become apparent in the year-end closing processes or until after the results for the first quarter of fiscal 2001 were reported. NCI said that its accounting practices have been reviewed and that the errors have been identified and procedures implemented to prevent their reoccurrence. The individuals responsible for the improper entries are no longer with the Company.

         The preliminary revised net income for fiscal 2000 is $43.8 million, or $2.40 per diluted share, compared with the previously reported net income of $51.9 million, or $2.84 per diluted share. For the three months ended January 31, 2001, the preliminary revised net income is $2.6 million, or $0.15 per diluted share, versus the previously reported $4.0 million, or $0.22 per diluted share. The preliminary numbers presented above are subject to completion of the analysis by the Company and the audit being conducted by Ernst & Young LLP.

         NCI said that it is experiencing a slowdown in incoming orders as a result of the lower level of construction activity nationwide. As a result of this trend, the Company believes that net sales for the second fiscal quarter ending April 30, 2001 will be down from the $216.6 million reported in the first quarter of fiscal 2001. The Company said that it expects net income for the current fiscal quarter will be significantly below the restated net income for the first fiscal quarter.

NCI Building Systems, Inc. is one of North America's largest integrated manufacturers of metal products for the non-residential building industry. The Company operates 40 manufacturing and distribution facilities located in 18 states and Mexico.

         Some statements contained in this release are "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Actual performance of the Company may differ from that projected in such statements as a result of factors such as industry cyclicality and seasonality, adverse weather conditions, fluctuations in customer demand and order patterns, raw material pricing, competitive activity and pricing pressure and general economic conditions affecting the construction industry. Investors should refer to statements regularly filed by the Company in its annual report to the Securities and Exchange Commission on Form 10-K, its Quarterly Reports to the SEC on Form 10-Q and its current reports to the SEC on Form 8-K and other filings with the SEC for a discussion of factors which could affect the Company's operations and forward-looking statements made in this communication. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in expectations.

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